Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with our audited financial statements for the years ended December 31, 2023 and 2022, together with related notes thereto. The discussion and the analysis should also be read together with the section entitled “Business” and for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” or in other parts of this document and our other filings with the SEC. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise specified, the terms “we”, “our”, “us”, the “Company” and “TruGolf” refer to TrueGolf Nevada. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Company Overview

Since 1983, TruGolf Nevada has been passionate about driving the golf industry with innovative, indoor golf solutions. We build products that capture the spirit of golf. Our mission is to help grow the game by making it more available, more approachable and more affordable, through technology – because we believe golf is for everyone.

Our team has built award-winning video games (including Links, a popular sports game for PC), , innovative hardware solutions, and an all-new e-sports platform to connect golfers around the world with TruGolf E6 Connect Software, our premier software engine. Since TruGolf Nevada’s beginning, we have continued to define and redefine what is possible with golf technology.

In addition to offering a variety of custom, professional, and portable golf simulators, TruGolf Nevada’s latest launch monitor, Apogee, was created to improve accuracy and to make using the launch monitor easier. Features of Apogee include: a unique Apogee Voice Assistant, a voice command system that allows users to navigate their TruGolf E6 Connect Software gameplay within rounds and practice sessions; Laser Launchpad, a laser indicator that shows users where to place the ball and when the system is ready to record a swing and Point-of-Impact (POI) slow-motion replay video.

Our suite of hardware offerings in the golf technology space is expansive, offering something for virtually everyone from gamers to beginners to professionals, and all consumers in between. Hardware offerings are sold through a global network of authorized resellers, retail outlets and direct-to-consumer through a dedicated TruGolf Nevada sales team. Our suite of hardware offerings range from entry level pricing at just under $400, to well over $100,000 for custom projects, creating a wide range of pricing options for nearly all consumers, and providing TruGolf Nevada with a competitive advantage in creating a wide consumer base as compared to its competitors (who often only focus in a narrow consumer price range).

TruGolf Nevada creates top golf technology software in the marketplace through its TruGolf E6 Connect Software. Importantly, TruGolf E6 Connect Software is designed not only for use with our suite of hardware offerings in the golf technology space, but also integrates with more than twenty-four third party golf technology hardware manufacturers, translating to a staggering market integration coverage equal to roughly 90% of golf technology hardware in the global market space, which allows peer-to-peer play across these golf technology hardware manufacturers, allowing for a unification of the golf technology space. TruGolf E6 Connect Software records, on average, over 725,000 indoor golf shots per day. TruGolf E6 Connect Software is both PC and iOS compatible and can be used both indoors and outdoors.

TruGolf Nevada has leveraged its unique position as one of the industry leaders in both hardware and software golf technology solutions to organize and found the Virtual Golf Association (VGA). The VGA is a gamified virtual economy that takes place inside the TruGolf E6 Connect Software. Users have a chance to earn points through play, practice, and more – providing a worldwide leaderboard of connected indoor golfers. Each shot users take rewards them with points. These points can be used to purchase in-game enhancements, or to enter virtual golf tournaments with real world prizes. The VGA is broken into three models:

●	Game Analysis – rewards TruGolf E6 Connect Software users who track and measure their game. Users can set specific goals (e.g., shots hit per month, speed and distance gains, dispersion reduction) and earn points for hitting milestones. At the end of each month, users can see how they compared against all other users utilizing the Game Analysis features.

●	Connected Golf – rewards users for joining with their friends and playing golf online. Earn points for playing a new course or linking up to play nine holes with another player utilizing TruGolf E6 Connect Software.

●	Virtual Golf Association Events – events are worldwide leaderboard format, flighted by handicap, where users play and compete to shoot the lowest score. These contests include stroke play, closest to the pin, match play, stableford, and more. Users earn points based on how they finish in their division.

In totality, TruGolf Nevada’s business model is designed to be positioned as the hub of golf technology, with groundbreaking hardware technologies that we believe can become the industry standard and unifying the industry as a whole by serving as the leader of golf technology software solutions through its TruGolf E6 Connect Software.

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Recent Developments

Business Combination

On November 2, 2023 and December 7, 2023, Deep Medicine Acquisition Corp. (“DMAC”) executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan DMAC up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, TruGolf Holdings, Inc. (“TruGolf Holdings”) executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the TruGolf Holdings (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the TruGolf Holdings’ Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), TruGolf Holdings will also issue the PIPE Investors the Series A Warrants and the Series B Warrants.

Subject to satisfying the conditions discussed below, TruGolf Holdings, Inc. has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, TruGolf Holdings sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

On January 31, 2024, the Company issued a press release announcing that on January 31, 2024, it consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.Convertible Note Extension

Ethos Management INC

The Ethos Asset Management Loan Agreement (“Loan Agreement”) stipulates that fundings should happen approximately every 30 banking days, subject to Ethos completing periodic internal audits to ensure the Company was in compliance with the terms of loan agreement. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. Due to the lack of additional fundings and in accordance with the terms of the Loan Agreement, in February 2024, we sent Ethos a notice of termination for materially breaching the Loan Agreement. Based on the termination for default clause in the Loan Agreement, we are entitled to retain all the funds disbursed by Ethos and Ethos must release the deposit collateral.

Global Franchising Agreement

In March 2023, we announced a strategic partnership with Franchise Well, a renowned franchising consultancy firm, to accelerate its global expansion through a regional developer franchise model. This partnership marks a pivotal moment for TruGolf as it harnesses the power of franchising to amplify its global presence and cater to the burgeoning demand for immersive off-course golf experiences.

The collaboration with Franchise Well will propel TruGolf’s growth strategy forward through the regional developer franchise model, targeting seasoned franchise owners to spearhead expansion. Unlike traditional franchising models aimed at individual investors, TruGolf’s approach focuses on empowering developers to build and scale territories, ensuring rapid strategic market penetration and sustainable growth.

mLSpatial Definitive Agreement

In March 2024, we entered into a definitive agreement with mlSpatial, a leading AI and machine learning engineering company, to license the AI engine they co-developed to increase 9-axis spin accuracy for TruGolf’s acclaimed new APOGEE launch monitor. The agreement gives TruGolf the first right of refusal to purchase 100% of mlSpatial assets.

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Industry Update

We note that the simulator/screen golf market is growing according to the National Golf Foundation (www.ngf.org/simulator-golf-sees-real-surge), “An estimated 6.2 million Americans hit golf balls with a club in a golf simulator within the past year, a total that surged 73% compared to pre-pandemic levels. Golf’s continued evolution includes many new forms of the game and simulated golf is a part of it.” Based on the growing golf simulator industry trend, we continue to believe there is a strong demand for our new hardware and software products. Based on the growing industry golf simulator trend noted above, we continue to believe there is a strong demand for our new hardware and software products.

According to recently released data from The National Golf Foundation, 45 million Americans aged 6 and above played golf in 2023. This record-setting total includes 32.9 million people who played off-course golf, with 18.4 million of them who participated exclusively in off-course golf activities at places such as driving ranges, indoor golf simulators, or golf entertainment venues. Only 12.1 million played exclusively on-course, furthering the trend

Principal External Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors”.

●	Market acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make users aware of the significant benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets, including international markets. Although we have increased the number of users of TruGolf Nevada hardware and software product offerings and continue to grow our channels globally through established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

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●	Approval and timing of Business Combination. We must successfully obtain timely approvals (both regulatory as well as from stockholders of TruGolf Nevada and Deep Medicine) for the Business Combination currently being contemplated. For our sales to grow, particularly in 2023, we will also need to obtain such approvals and close the Business Combination on a timely basis in order to have cash on hand in order to execute our business model as presently underwritten.

●	Sales force size and effectiveness. The rate at which we grow our sales force and expansion channels and the speed at which newly hired salespeople and sales channels become effective can impact our revenue growth and our costs incurred in anticipation of such growth. We intend to continue to make significant investments in our sales and marketing organization and channels by increasing the number of sales representatives and expanding our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers. We are slowly expanding into EMEA through a quickly growing network of distributors that will each slowly develop their respective territories, sales from EMEA are still below 5% of total sales. We have also signed a Joint Venture agreement with a partner in China to manage all distribution needs across Asia. We are not required to invest in any of these markets, and as such take a lower margin on products sold there, therefore we expect slowly growing impacts on top line revenue from these globalization efforts.

●	Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

●	Material adverse COVID-19 and Supply Chain Disruptions: The impacts to our business from COVID-19 have long since ceased to be a concern. Initial supply chain disruptions around our sourcing of various products from high speed cameras to turf slowed down our ability to deliver our simulators, and travel restrictions and risks associated with our team installing these simulators had some impact in 2020 and 2021, however not a single issue with any of our vendors or installers, including 3rd party installers has any current affect on our Operating Results. This includes chips and cameras used by automotive industry which have all been mitigated. These mitigation strategies created a reduction in speed to market of Apogee units, but this has been resolved and no further impact is anticipated from any of our suppliers, or their raw goods suppliers.

Principal Components of Revenues, Costs and Expenses

Revenues

Our revenues come from the sale of TruGolf Nevada software and hardware, which products are sold through a global network of authorized resellers, retail outlets and direct-to-consumer through a dedicated TruGolf Nevada sales team.

Cost of Revenues

Cost of revenues consists primarily of costs that are directly related to the delivery of our TruGolf Nevada hardware and software products, excluding depreciation but including direct material, labor, manufacturing overhead, reserves for estimated warranty costs and charges to write-down the inventory carrying value when it exceeds the estimated net realizable value.

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Operating Expenses

Royalties

We have agreements with certain software golf hardware vendors who bundle our tracking and golf course software with their hardware. We pay them a royalty based on the number of units or subscriptions they sell. The royalty percentages typically range between 20% to 30%. The royalty agreements are for one year, with automatic renewal unless each party gives a thirty-day written notice of the intent to cancel the contract prior to the renewal date.

Salaries, Wages and Benefits

Salaries, wages and benefits are expenses earned by our employees in the executive, information technology, finance and accounting, human resources, administrative functions and outside contractors. Also included in salaries, wages and benefits are employer payroll taxes, health, dental and life insurance expenses.

Selling, General and Administrative

Sales and marketing expenses consist primarily of advertising, training events, brand building, product marketing activities and installation and shipping costs. We expect sales and marketing costs will continue to increase as we expand our international selling and marketing activities, hire additional personnel, and build brand awareness through advertising and training.

General and administrative expenses consist primarily of professional fees paid for legal, accounting, auditing, and consulting services, bad debt, licenses and association dues, facilities (including rent and utilities) bank and credit card processing fees and other expenses related to general and administrative activities.

We anticipate that our general and administrative expenses will continue to increase as we continue hiring to support our growth. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with operating as a public registrant.

Other Expense

Interest Expense

Interest expense consists of interest expenses associated with issuing notes and balances outstanding under our debt obligations and the gross sales royalty payable, the amortization of debt issuance costs and original issue discounts associated with such borrowings.

Loss on Investment

During the year ended December 31, 2022, we wrote off our $100,000 equity investment in a small entity that was intended to help develop and sell our products.

Gain on Loan Extinguishment

In May 2020, we received a $735,000 loan under the Coronavirus Aid, Relief, and Economic Security Act Paycheck Protection Program. During the year ended December 31, 2021, the loan was forgiven.

Principal Cash Flows

We generate cash primarily from our operating activities and, historically, we have used cash flows from operating activities and available borrowings under certain notes payable as the primary sources of funds to purchase inventory and to fund working capital and capital expenditures, growth and expansion opportunities (see also “Liquidity and Capital Resources” below). The management of our working capital is closely tied to operating cash flows, as working capital can be impacted by, among other things, our accounts receivable activities, the level of inventories, which may increase or decrease in response to current and expected demand, and the size and timing of our trade accounts payable payment cycles.

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Critical Accounting Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The application of many accounting principles requires us to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and they and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts first become known. We believe the following critical accounting estimates could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See also Note 2 - Summary of Significant Accounting Policies to our audited annual financial statements for a summary of our significant accounting policies.

Accounts Receivable, net

We manage credit risk associated with our accounts receivables at the customer level.

We believe the concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals and other monitoring procedures.

Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts.

Inventory, net

All of our inventory consists of raw materials and are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on an average or specific cost basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts.

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. The actual estimates used can be found in Note 12 - Convertible Notes Payable in the annual audited financial statements. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the comparable companies publicly traded on recognized stock exchanges. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant.

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Results of Operations

Comparisons of the Years ended December 31, 2023 and 2022

The following table sets forth certain condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period may not be indicative of future performance.

	Year Ended December, 31		Variation
	2023	2022	$	%
Revenues, net	$20,583,851	$20,227,331	$356,520	1.76%
Cost of revenues	7,825,768	7,018,378	807,390	11.50%
Gross profit	12,758,083	13,208,953	(450,870)	(3.41)%
Operating expenses	21,418,295	12,476,571	8,941,724	71.67%
(Loss) income from operations	(8,660,212)	732,382	(9,392,594)	(1,282.47)%
Net loss	(10,283,109)	(956,841)	(9,326,268)	974.69%
Net loss income per common share	$(857.35)	$(84.62)	$(772.74)	913.23%

Revenues

Our revenues were $20,583,851 for the year ended December 31, 2023, compared to $20,227,331 for the year ended December 31, 2022, an increase of $356,520 or 1.76%. The increase in revenues was due primarily to a $600,953 increase related to ramping up the new Apogee launch monitor offset by a $244,433 decrease in software subscription and other sales.

We note that the simulator/screen golf market is growing according to the National Golf Foundation (www.ngf.org/simulator-golf-sees-real-surge), “An estimated 6.2 million Americans hit golf balls with a club in a golf simulator within the past year, a total that surged 73% compared to pre-pandemic levels. Golf’s continued evolution includes many new forms of the game and simulated golf is a part of it.” Based on the growing golf simulator industry trend, we continue to believe there is a strong demand for our new hardware and software products. Based on the growing industry golf simulator trend noted above, we continue to believe there is a strong demand for our new hardware and software products.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023, increased $807,390 or 11.50% to $7,825,768 from $7,018,378 for the year ended December 31, 2022. The increase was due primarily to a $882,060 increase in the cost of simulator parts and materials and a $116,772 increase in labor to manufacture our simulators. The cost of shipping our finished simulators increased $168,423 due to price increases from our national shipping companies UPS, FedEx and Seko. These increased costs in 2023 were offset by an approximate $353,310 decrease in inventory write downs and adjustments compared to the prior year. Materials and components to manufacture our simulators primarily include fabricated steel, cut cloth, turf, computers, cameras and other high-end electronics which are subject to inflationary pricing pressures. We are continuously working with our suppliers for volume pricing discounts and extended contract terms.

Operating Expenses

Our operating expenses were $21,418,295 for the year ended December 31, 2023, compared to $12,476,571 for the year ended December 31, 2022, an increase of $8,941,724 or 71.67%. The increase for the year ended December 31, 2023, compared to December 31, 2022, was due primarily to:

i.	An increase of $158,677 in royalties expenses was due to the addition of new distributors and increases in the royalty percentages for certain resellers.

ii.	A $2,708,096 increase in salaries, wages and benefits expenses. The year over year increase is a result of:

1.	The Board of Directors authorizing and granting the issuance 252 shares of common stock to two executives in October 2023. The Chief Growth Officer and the Chief Customer Experience Officer each received 126 common shares. The Company recorded stock compensation expense (noncash) of $1,379,196 (estimated fair value of the stock) at the time of grant and issuance.

2.	The Company hiring and paying more for contract and in-house developers to work on the new APEX 6 connect software. Beginning in 2022 and continuing into 2023, we undertook the project of developing new software on a new software platform in order to surpass what was available in the market and offered by competitors. The software offers better graphics, stroke analysis, more courses to play and a competitive driving range competition. The new software was demonstrated at the PGA National Convention in January 2024. Additionally, with the release of the Apogee launch monitor, we hired additional quality assurance and customer support personnel along with increases in employee benefit costs.

For the year ended December 2023, contract developer labor was $1,029,412 compared to $896,534 for the year ended December 2022, a $132,878 increase. Salaries, wages and benefits for in-house employees for the year ended December 2023, was $7,272,305 compared to $6,076,283 for the year ended December 2022, a $1,196,022 increase. In October 2023, we had a reduction in force with anticipated annual savings of approximately $350,000 to $400,000.

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iii.	A $6,074,951 increase in selling, general and administrative expenses. The year over year increase is a result of:

1.	In April 2022, we secured the services of two consultants (also the Note Holders as described in Note 12 – Convertible Notes Payable in our annual audited financial statements) to assist with services including assisting the Company’s and its counsel in an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services.

Once services are performed, the first consultant will be provided a 3% stock grant; while the second consultant will be provided up to 7% of stock based on performance deliverables including: 1.75% on consummation of an initial bridge loan agreement, 1.75% on engaging an investment banker, 1.75% upon filing an S-1 including financial statements and footnotes, and 1.75% upon the closing of an initial public offering. The second consultant will be provided warrants at a 20% discount to the then current price per share, for up to 2% for achieving a $250 million valuation and 3% more for a $500 million valuation, as well as another 2% for opening the first franchise location, and 3% more once 100 franchise locations have been sold.

In March 2023, the Board of Directors granting and authorizing the issuance 821 shares of common stock two consultants (and holders of the convertible notes described in Note 12 – Convertible Noted Payable in our annual audited financial statements) for consulting service performed. The Company recorded consulting fee expense (noncash) of $4,493,333 (estimated fair value of the stock) at the time of grant and issuance.

2.	Sales and marketing expense increased $852,486 for the year ended December 31, 2023 compared to the year ended December 31, 2022, due to a $504,202 increase in business development expenses such as hiring a professional public relations firm or outside marketing consultants. Third party simulator installer expense increased $383,722 as we shifted from in-house installers to third party installers, which we believe will reduce our installation costs and improve the quality of the installations over time.

3.	All other selling, general and administrative expenses (such as facilities professional fees, warehouse, travel, office supplies etc.) increased $729,132 for the year ended December 31, 2023 compared to the year ended December 31, 2022 due primarily to a $681,479 increase in bad debt expense as a result our regular review, in line with our policy, to estimate the loss rate based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment.

Interest Income

Our interest income was $108,011 for the year ended December 31, 2023. There was no interest income for the year ended December 31, 2022. The interest income is from the short-term investments with Morgan Stanley.

Interest Expense

Our interest expense was $1,730,908 for the year ended December 31, 2023, compared to $1,589,223 for the year ended December 31, 2022, an increase of $141,685 or 8.92%. The increase for the year ended December 31, 2023, compared to December 31, 2022 is a net result of a $71,075 increase in interest for the Ethos management loan (a new loan), a $105,937 increase in interest for the margin line of credit account (a new loan), a $83,873 increase in the gross sales royalty perpetual debt, a $556,317 increase in the interest on the dividend notes payable less a $637,889 decrease in the interest expense for the warrants’ excess fair value over the pro-rata allocation of loan proceeds and in interest expenses based on an estimated 70% discounted conversion price to fair value of the common stock (all expensed in 2022 in connection with the issuance of the convertible notes. (See Note 12 – Convertible Notes Payable in the annual audited financial statements).

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Liquidity and Capital Resources

We primarily obtain cash to fund our operations through the reinvestment of free cash flows generated from our business operations, issuance of common stock to private friend and family investors, issuance of term loans, issuance of notes payable and convertible debt instruments, and royalty structures.

As of December 31, 2023, we had $5,397,564 in cash, cash equivalents and restricted cash and current working capital of $1,988,267 compared to $9,656,266 in cash and cash equivalents and current working capital of $6,278,408 as of December 31, 2022.

In December 2023, we entered into a $2,000,000 variable rate line of credit with JP Morgan Chase Bank, N.A. The purpose of the new line of credit was to consolidate the balances outstanding on both the JP Morgan Chase Bank note payable and the previous line of credit, which had matured. The new line of credit matures on December 31, 2024. The line of credit has an annual interest rate computed at the Adjusted SOFR (Secured Overnight Financing Rate) Rate and at a rate of 3.00% above the SOFR Rate. The Adjusted SOFR rate means the sum of the Applicable margin (3.50% per annum) plus the SOFR rate applicable to the interest period plus the Unsecured to Secured Rate Adjustment. The line of credit is secured by a pledge of $2,100,000 in the Company’s deposit accounts (restricted cash) at JP Morgan Chase. As of December 31, 2023 the balance outstanding on the line of credit was $802,738 and there was approximately $1,197,262 in available borrowings. As of December 31, 2022, the balance outstanding on the earlier line of credit was $545,625.

Cash Flow from Operating Activities

For the year ended December 31, 2023, the net cash used in our operating activities was $6,133,221. Our reported net loss when adjusted for non-cash income and expense items, such as depreciation and amortization expenses for property and equipment, right-of-use asset, and original issue discount and fair value of warrants in excess of fair value of debt and loss on equity investment, provided negative cash flows of $3,181,611. These cash flows from operating activities were positively impacted primarily by a $20,236 increase in inventory and other current assets, a $596,434 increase in accounts payable, a $615,582 increase in accrue interest payable and a $374,819 increase in accrued and other liabilities. Partially offsetting these positive cash flows were $1,335,714 increase in accounts receivable, a $114,385 increase in prepaid expenses, a $1,905,983 increase in other assets, a $1,008,296 decrease in customer deposits and a $269,848 decrease in lease liability.

The increase in accounts receivable is due primarily the timing of and collection related to the black Friday and Christmas holiday sales. The increase in accounts payable is due to the timing of processing and making supplier payments. Prepaid expenses increase due primarily to a $100,000 payment to a supplier for cameras to arrive in the first quarter of 2024. Other assets increased due to the $1,875,000 deposit paid for the Ethos Management Inc loan. Accrued interest payable increased due primarily to the accrual of the Ethos Management Loan interest (which is payment is deferred to 2025) and the interest on the dividend notes payable which is payable in 2025. Customer deposits represent a 50% deposit collected from customers prior to manufacturing their simulator. The deposit is applied to the customer’s final invoice. In addition, accrued and other liabilities increased primarily due to higher accrued payroll, benefits and credit card balances. Lease liability decreased due to the lease payments made.

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Cash Flows from Investing Activities

For the year ended December 31, 2023, the cash used in our investing activities was $2,620,558. We spent $127,413 for the purchase of computers, desk, etc. for new employees and $2,493,145 to purchase marketable investment securities.

Cash Flows from Financing Activities

For the year ended December 31, 2023, the cash provided by our financing activities was $4,495,077. During the year ended December 31, 2023, we borrowed $1,980,937 on our Morgan Stanely margin line of credit account. We drew $2,499,999 (or the first three of ten available tranches) on the Ethos Management Inc loan. Principal and interest payments are deferred until April 2027. We also borrowed an additional $185,500 on the convertible notes and $50,000 on the McKettrick note payable netted against the $37,000 in repayments on the Carver loan. The proceeds from the Ethos Management loan and convertible note borrowings were used to support our ongoing operations. One shareholder returned $40,150 in overpaid past dividends.

The Company has incurred net losses and negative operating cash flows for the year ended December 31, 2023. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company may need to raise capital or issue debt to support ongoing operations.

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. Continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meets its financial requirements, raise additional capital, and the success of its future operations.

Under the rules of ASC Subtopic 205-40 “Presentation of Financial Statements-Going Concern” (“ASC 205-40”), the Company is required to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that these financial statements are issued or available to be issued. This evaluation takes into account the Company’s current available cash and projected cash needs over the one-year evaluation period but may not consider things beyond its control.

In 2022 and prior years, the Company has reported operating income and positive operating cash flows. However, for 2023, the Company has experienced operating losses due primarily to expensing (1) consulting fees and issuing common stock associated with the services provided by third-party consultants related to the propose DMAC business combination (See Note 20 – Subsequent Events), (2) expensing employee stock compensation and issuing commons stock for services performed as well as relied on the capital raised from related parties and institutional financing to continue ongoing operations. We may or may not be able to raise additional capital or obtain additional institutional financing due to future economic conditions. In particular, the lending criteria are currently tightening in the United States. These factors, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. In response to these conditions, the Company’s management has prepared the following financing plan, which we believe mitigates the going concern uncertainty:

We project that we will be able to meet our debt service and other cash obligations for at least the next 12 months. Our significant projected cash commitments relate primarily to debt service and operating expenses. We anticipate the cash required to service our debt to be between $1,100,000 to $3,000,000. The $3,000,000 assumes (1) the convertible notes are retired by cash payment rather than conversion into our stock at maturity and (2) the note payable – ARJ Trust (See Note 10 – Related Party Notes Payable) are retired at maturity. These notes are controlled by the Company’s Chief Executive Officer and have historically been extended (13 times) in one-year increments. The Morgan Stanley margin line of credit account is 100 percent secured with the short-term investments held in the brokerage account. The Morgan Stanley margin line of credit account would be retired through liquidation of the investments. At December 31, 2023, the Company had an additional $341,544 in availability on the Morgan Stanely margin line of credit account. The Morgan Stanly was paid off in March 2023 through liquidation of the short-term investments.

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Our significant projected cash requirements related primarily to operating expenses for the next 12 months include $7,000,000 to $8,000,000 for employees’ salaries, wages and benefits, $950,000 to $1,200,000 for installation and customers service, and $1,000,000 to $1,200,000 for development of software and hardware. For the year ending December 31, 2023, we spent an average of five percent of total sales on our marketing and business development efforts. For the next twelve months (through December 2024), we anticipate spending six to eight percent of total projected sales, or $1,850,000 to $2,500,000 on marketing and business development. Due to the timing of our sales and cash receipts, we project to generate sufficient recurring cash flow to cover our selling, general and administrative expenses each period. No assurances can be given that the results anticipated by our projections will occur. With respect to long-term liquidity requirements, approximately $12,400,000 of our debt contractually matures in years 2025 to 2033.

In the event the projected results do not occur, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product offerings and other strategic initiatives. Additionally, we would reduce the number of new hires planned in 2024, and implement cost reduction measures such as a reduction in headcount, reducing the planned sales and marketing expense among other cost reduction measures. We may also issue common stock to potential investors to increase our liquidity.

Management believes the plan outlined above provides an opportunity for the Company to continue as a going concern.

In the event the projected results do not occur, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product offerings and other strategic initiatives. Additionally, we would reduce the number of new hires planned in 2024, and implement cost reduction measures such as a reduction in headcount, reducing the planned sales and marketing expense among other cost reduction measures.

Business Updates

Franchise Agreement

In February 2024, we entered into an agreement with Franchise Well, LLC, a franchising consultancy firm, to accelerate our global expansion through a regional developer franchise model. This relationship is pivotal for TruGolf as the power of franchising will amplify our global presence and cater to the growing demand for off-course golf experiences.

New Software Release

On March 28, 2024, we released our new software and features designed for the TruGolf E6 Apex Software. We demonstrated the new software and features at the PGA National Convention in January 2024 and received very positive feedback. We believe that this new software and features will substantially improve the user experience and functionality of the software suite, making a best-in-class offering that much better.

mlSpatial Definitive Agreement

In March 2024, we entered into a definitive agreement with mlSpatial, a leading AI and machine learning engineering company, to license the AI engine they co-developed to increase 9-axis spin accuracy for TruGolf’s acclaimed new APOGEE launch monitor. The agreement gives TruGolf the first right of refusal to purchase 100% of mlSpatial assets.

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Material Cash Requirements for Known Contractual and Other Obligations

We have entered into operating leases for our corporate headquarters and a warehouse in Centerville, Utah. The leases have varying terms expiring between 2023 and 2025. In June 2023, we entered into a new sixty-month, triple net lease for additional warehouse space in North Salt Lake, Utah. The lease payments range between $10,457 and $11,770. See Note 18 - Commitments and Contingencies, to our audited financial statements for additional details related to our operating leases.

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Recent Accounting Pronouncements

Management has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board and determined that none of the pronouncements will have a material impact on our financial statements. We will continue to monitor the issuance of any new accounting pronouncements and assess their potential impact on the financial statements in future periods.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash, cash equivalents and restricted cash totaling $5,397,564 as of December 31,2023. Cash equivalents were invested primarily in low interest checking or savings accounts. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under our investment policy, we will only invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We may utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents and restricted cash, net loss or cash flows.

We do not have significant exposure to interest rate risk as only our lines of credit are variable rate. As of December 31, 2023, the variable rate lines of credit had a balance outstanding of $2,783,675 compared to the total fixed rate debt outstanding of $10,605,692. Thus, management believes a hypothetical 10% change in interest rates would not have a material impact on annualized interest expenses.

We maintain our cash in bank deposit accounts which, at times, may exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of December 31, 2023, the amount in excess of federally insured limits was $4,251,124.

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Cybersecurity Risk

We have completed an assessment of our a suite of controls including technology hardware and software solutions, regular testing of the resiliency of our systems including penetration and disaster recovery testing as well as regular training sessions on cybersecurity risks and mitigation strategies, and have engaged a 3rd party to bring us up to industry best practices. We have established an incident response plan and team to take steps it determines are appropriate to contain, mitigate and remediate a cybersecurity incident and to respond to the associated business, legal and reputational risks. There is no assurance that these efforts will fully mitigate cybersecurity risk and mitigation efforts are not an assurance that no cybersecurity incidents will occur, and have had no such breaches of security.

Internal Control Over Financial Reporting

TruGolf had been a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audits of our financial statements as of and for the years ended December 31, 2023 and 2022, we identified material weaknesses (defined as a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TruGolf’s annual or interim financial statements will not be prevented or detected on a timely basis) in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience to maintain proper control activities and perform risk assessment and monitoring activities; and (c) insufficient information systems controls, including access and change management controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because we did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

We are focused on designing and implementing effective internal control measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	The hiring and planned continued hiring of additional accounting staff with public company experience;

●	Implementation of new enterprise resource planning system to replace the prior enterprise resource planning system;

●	Implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

●	The planned hiring of a national accounting firm to assist in the design and implementation of controls and remediation of control gaps.

TruGolf did not design and has not maintained an effective control environment as required under the rules and regulations of the SEC. Specifically, (i) management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity issuance transactions, income and sales taxes, & revenue recognition.

TruGolf has taken certain steps, such as recruiting additional personnel, implementing a new enterprise resource planning system, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although TruGolf plans to complete this remediation process as quickly as possible, it cannot at this time estimate how long it will take. TruGolf cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

We are focused on designing and implementing effective internal control measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	The hiring and planned continued hiring of additional accounting staff with public company experience;

●	Implementation of new enterprise resource planning system to replace the prior enterprise resource planning system;

●	Implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

●	The planned hiring of a national accounting firm to assist in the design and implementation of controls and remediation of control gaps.

In accordance with the provisions of the JOBS Act and the Sarbanes-Oxley Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2022, and 2021 nor any subsequent period. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404(a) of the Sarbanes-Oxley Act after the completion of the Business Combination.

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